Letter to Shareholders Q4 2018 February 13, 2019 Exhibit 99.1

Dear Shareholders, 2018 was a transformational year for SurveyMonkey. It’s reflected in our financials through accelerated top-line growth culminating in revenue of $254 million, an increase of 16% year-over-year. Core revenue, which excludes $4.8 million in revenue related to the non-self-serve portion of SurveyMonkey Audience in Q1 2017 through Q3 2017, increased 19% year-over-year. We also generated operating cash flow of $45 million and unlevered free cash flow of $46 million, both for 18% margin. We made significant strides in building out our enterprise product and platform, and our strategy for winning corporate customers is working. Our new Teams plans, which launched in late 2018, enable collaboration and enhanced security by ensuring one user per account, and will drive paying user growth and enterprise leads in 2019. We were recognized on CNBC Disruptor 50, Forbes’ Cloud 100, Entrepreneur’s 100 Brilliant Companies and several Great Place to Work/Fortune lists. And on September 25th, we priced our initial public offering on the Nasdaq. Our strong Q4 illustrates the resonance of our mission and our dedicated execution against our plan. In Q4 2018, we grew revenue to $68 million for 19% year-over-year growth and generated $11 million in operating cash flow and $12 million in unlevered free cash flow for 17% and 18% margin, respectively. We continued to deliver healthy revenue growth and robust cash flow by delighting our customers and driving monetization. 2019 marks SurveyMonkey’s 20th anniversary and our first full year as a public company. We have a compelling plan to double our business in the next few years and our results demonstrate that our plan is working. We’ll continue to invest in efforts that drive enterprise sales, fuel growth in our core self-serve channel, and expand our international business. We’ll do this in a disciplined manner ensuring the business continues to generate robust cash flow. We’re a market-leading brand in a multi-billion-dollar category that we helped pioneer, and we’re going after the massive opportunity in front of us. Q4 2018 Key Results Revenue was $67.9 million, an increase of 19% year-over-year. Paying users totaled 646,727 compared to 606,077 in Q4 2017, for 7% year-over-year growth, and up 25,656 paying users over Q3 2018, for 4% quarter-over-quarter growth. Growth in paying users was primarily driven by sales of SurveyMonkey Enterprise and adoption of our self-serve Teams plans. Approximately 77% of our paying users were on annual plans, up from 76% a year ago. Average revenue per user was $425 compared to $375 in Q4 2017 and $418 in Q3 2018, representing 13% year-over-year and 2% quarter-over-quarter growth, respectively. Self-serve revenue was approximately 87% of total revenue with enterprise sales revenue comprising approximately 13% of total revenue. We ended the quarter with 3,566 enterprise sales customers up from 2,758 in Q4 2017 and 3,226 in Q3 2018, for 29% year-over-year and 11% quarter-over-quarter growth, respectively. GAAP operating margin was (29%) and non-GAAP operating margin was 2%. GAAP operating margin and GAAP net loss included a $3.5 million restructuring charge related to a previously vacated facility and $0.9 million in fees associated with the refinancing of our 2017 Credit Facility. GAAP net loss was ($25.2) million and Adjusted EBITDA was $12.6 million. Net loss included a $0.9 million debt modification charge associated with the refinancing of our 2017 Credit Facility. GAAP basic and diluted net loss per share was ($0.20). Non-GAAP basic and diluted net loss per share was ($0.03). Net cash provided by operating activities was $11.4 million and unlevered free cash flow was $11.9 million for 17% and 18% margin, respectively. Cash and cash equivalents totaled $153.8 million and total debt was $217.4 million for net debt of $63.6 million. In October 2018, we refinanced our 2017 Credit Facility, reduced the spread on the term loan by 75 basis points, extended the maturity date, and repaid $101.3 million of our existing debt.

FY 2018 Key Results

- Revenue was $254.3 million, an increase of 16% year-over-year. Core revenue, which excludes $4.8 million in revenue related to the non-self-serve portion of SurveyMonkey Audience in Q1 2017 through Q3 2017, increased 19%.
- GAAP operating margin was (50%) and non-GAAP operating margin was 6%.
- GAAP operating margin and GAAP net loss included the recognition of $89.9 million in stock-based compensation expense and $1.2 million in employer related payroll taxes both in connection with the vesting of RSUs upon the effectiveness of our IPO, a $3.5 million restructuring charge related to a previously vacated facility, and $0.9 million in fees associated with the refinancing of our 2017 Credit Facility.
- GAAP net loss was ($154.6) million and Adjusted EBITDA was $58.0 million. GAAP net loss also included a $0.9 million debt modification charge associated with the refinancing of our 2017 Credit Facility.
- Net cash provided by operating activities was $45.4 million and unlevered free cash flow was $45.9 million, both for 18% margin.


Revenue ($M)
Core revenue
Non-self serve Audience
$57.0
$67.9
19% YoY
$218.8
$214.0
11% YoY
$254.3
19% YoY
Q4'17
Q4'18
FY'17
FY'18

Note: YoY growth rate for FY'17 and FY'18 reflects Core revenue growth


Cash Flow ($M)
Operating cash flow
Unlevered free cash flow
$14.1
$9.2
25%
16%
$11.4
$11.9
17%
18%
$45.0
$37.5
21%
17%
$45.4
$45.9
18%
18%
Q4'17
Q4'18
FY'17
FY'18

Note: Percentages reflect margin


Paying Users (K)
606
5% YoY
610
2% YoY
616
3% YoY
621
3% YoY
647
7% YoY
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18


Average Revenue Per User
$375
8% YoY
$390
12% YoY
$410
18% YoY
$418
15% YoY
$425
13% YoY
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

* Please see the GAAP to non-GAAP reconciliations on pages 16-23.

2

29% margin 19% margin 18% margin 23% margin 17% margin 17% margin 18% margin 1 Our financial outlook for 2019 is based on the new lease accounting guidance under ASC 842, effective January 1, 2019. Under ASC 842, the lease for our headquarters in San Mateo, California is expected to be classified as an operating lease with a corresponding right-of-use asset and liability on the balance sheet. Beginning in 2019, these lease payments will be classified as an operating expense in the Consolidated Statements of Operations. Previously, the lease was classified as build-to-suit with a corresponding owned building asset and financing obligation on leased facility. Prior to 2019, these lease payments were primarily classified as interest expense in the Consolidated Statements of Operations. Financial Outlook Our growth investments are yielding strong results. In 2019, we will continue to invest in efforts that drive enterprise sales, fuel growth in our core self-serve channel, and expand our international business. We also expect to generate significant cash flow over the course of the year while investing to position the company for an even stronger 2020. Our accelerated growth in the first half of 2018 was driven in part by the pricing changes we made to our SurveyMonkey self-serve plans in 2017, setting up a more difficult comparison from a year-over-year growth perspective in 2019. We expect our growth investments in enterprise sales and self-serve Teams to drive accelerating revenue growth in the second half of 2019. Our investments in international market expansion are expected to contribute to revenue growth towards the end of 2019. We are adopting the new lease accounting guidance under ASC 8421, effective January 1, 2019. Under this guidance, lease payments associated with our San Mateo headquarters will be treated as operating expense in the income statement beginning in 2019. Prior to 2019, these lease payments were primarily treated as interest expense. We anticipate a headwind to non-GAAP operating income of approximately $6 million on a full-year basis, or approximately $1.5 million each quarter, as these lease payments move from interest expense to operating expense. There is no impact to free cash flow from this change. Q1 2019 Revenue $67.5 million - $68.5 million 15% - 17% YoY growth Non-GAAP operating margin 0% - 1% FY 2019 Revenue $290 million - $295 million 14% - 16% YoY growth Non-GAAP operating margin 2% - 3.5% Unlevered free cash flow $55 million - $58 million 19% - 20% margin For comparison purposes, under the new accounting guidance, non-GAAP operating margin for Q1 2018 and full-year 2018 would have been 0% and 3.6%, respectively.

Power the Curious Companies, non-profits, and educational institutions everywhere count on SurveyMonkey software to measure, benchmark, and act on customer and employee feedback and to field market research that drives key business decisions. We have a powerful suite of offerings – geared toward individuals, teams and enterprises – that help organizations drive growth and innovation. We have over 17.5 million active users and approximately 647,000 paying users across more than 345,000 organizations, including paying users in 98% of the Fortune 500 94% of SurveyMonkey customers agree that survey data helps them make better business decisions that drive growth while 76% realize return on their investment in SurveyMonkey within 3-4 months or less*. Access to operational and financial data is rarely the challenge organizations are facing. The challenge is often interpreting sentiment data from customers and employees in the context of the operational data. Enter SurveyMonkey. Our products and solutions integrate with our customers’ existing systems of record such as Salesforce, Marketo, Tableau, Microsoft, and Oracle instead of trying to replace them. Our partner ecosystem is architected to deliver premium value and speed to our customers. We operate in three principal multi-billion-dollar markets - customer experience management, talent management, and market research. All of these markets are ripe for disruption and SurveyMonkey is leading the charge. Organizations need to collect feedback from their most important constituents so they can drive innovation and growth. Understanding how to measure, benchmark, and act on the sentiment data defines today’s agile and successful companies. Strong secular tailwinds across these three markets bode well for our growing category. The acquisition of our largest competitor in the enterprise market by an international ERP conglomerate provides more opportunity to grow our business and take market share. Powerful Business Model The virality of our survey platform and massive footprint of users has enabled us to build a powerful, capital efficient self-serve business model through which approximately 80% of our individual users come to us organically. We supplement this with paid acquisition and a targeted upsell and cross-sell sales strategy. We use our proprietary Customer 360 technology to analyze usage patterns across our base of users and identify high-value, high-probability leads for our sales team. Our business is highly predictable with over 90% of our revenue coming from subscriptions to our products, and our organizational dollar-based net retention crossed 100% during the year. Our mission:  To power curious individuals and organizations to measure, benchmark, and act on the opinions that drive success 17.5M+ Active Users    647K Paying Users   345K+ Organizational domains   ~80% Individual paying users acquired organically   90%+ Revenue from subscriptions   100%+ Dollar-based net retention rate for organizations 50B+ Questions answered on our platform 2.4M Survey respondents per day 20M Questions answered daily * SurveyMonkey/TechValidate survey to SurveyMonkey customers in the US from 1/28/19-2/5/19; responses from ~1,000 customers. 4

Our Growth Levers


Enterprise Sales Customers
2,758
2,838
2,990
3,226
3,566
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

We are capitalizing on a number of growth opportunities that we believe will accelerate our business. We'll also selectively pursue acquisitions that drive value-added growth through product, market, and geographic expansion. Our primary growth levers include:

Selling SurveyMonkey directly to the enterprise

We are making strong progress elevating our individual customer relationships within organizations and turning them into enterprise-level relationships. Q4 2018 highlights include:

- Major milestones: Our first $10 million enterprise sales bookings quarter driven by over 80% year-over-year growth in new sales, and our first $1 million enterprise sales customer.
- Our enterprise sales customers now stand at 3,566 up 11% quarter-over-quarter.
- We welcomed hundreds of new customers including Workday, GoDaddy, WW (formerly WeightWatchers), LimeBike, and one of the largest financial institutions in the US.
- Revenue from our enterprise sales channel represented approximately 13% of our total revenue, up from approximately 12% in Q3 2018.

We drove strong marketing leads for our sales team from our presence at events such as Dreamforce, Web Summit – the largest international tech event where attendees' feedback was gathered via SurveyMonkey, and our first ever virtual Curiosity Conference. In 2019, we'll continue to invest in building awareness of our enterprise and business solutions and will have a strong presence at key events geared toward our primary buyers in marketing, HR and IT.

We continue to see a ~4x increase in annualized revenue upon the initial upsell of SurveyMonkey Enterprise directly to organizations. Our enterprise sales strategy focuses on the top 10% of our 345,000 organizations where we already have paying users. We're only at 1% penetration today with plenty of greenfield ahead.

Our strategy is working so we're continuing to invest to accelerate enterprise sales. We've hired world-class leaders to build and scale our sales teams. We also recently hired our Head of EMEA Sales to kick-off our European sales efforts.

By selling SurveyMonkey to the enterprise, we expect to accelerate paying user growth and increase both monetization and retention within organizations. Because of our unique sales strategy, we believe we have a more efficient sales motion versus a traditional enterprise software company and our lower cost of acquisition allows us to be a significant price disruptor. We expect our growth investments in enterprise sales to drive accelerating revenue growth in the second half of 2019.

Celadon

Celadon, one of the 10 largest truckload carriers in North America, had a significant number of drivers leaving within their first 90 days of employment in an industry where turnover is around 100% annually. Using SurveyMonkey Enterprise, they automated driver feedback collection during onboarding, then followed up with surveys at 30, 60, and 90 day intervals to stay on top of issues once their drivers were on the road. Celadon realized that driver feedback would be more accessible—and valuable—if it could be integrated into Salesforce. They used our Salesforce integration to give driver-facing departments access to driver feedback and workflows that automatically create cases and notifies the right department if a survey response requires follow up. By listening to their drivers and making significant improvements to their recruiting and retention process, Celadon was able to improve driver retention by 68% from 2017 to 2018.

5

Accelerating growth in self-serve through our Teams plans


Share Survey
Set default levels of access for people on my team
Survey Design
Collect Responses
Analyze Results
CONTINUE

We're making strong progress monetizing our self-serve SurveyMonkey Teams plans which launched in late Q3. Teams is designed for small groups of users so they can collaborate in a secure environment by ensuring one user per account.

We're continuing to roll out account verification to our paying user base, where users are required to verify and register their devices, to improve account security and discourage account sharing. We've now enabled account verification to approximately one-third of our paying user base and expect to complete the notification rollout by the first half of 2019. Some users take action immediately while others may take more time. We're committed to providing a great customer experience while driving Teams adoption and surfacing the appropriate leads for our sales team, so we're being very thoughtful in the rollout.


Q1 Overall, how would you rate the event?
Natalie Chung:
Let's take a deep dive to see what the drivers are for the ratings. Good work!
Mike Rodriguez:
Yes, good point. Let me dig into it.

Teams accounts currently average 4 users. Before we launched our Teams plan, these 4 users likely shared one paid seat. We're also seeing early signs of expansion once a Team is established.

Teams plans have been purchased in over 50 countries, in 97 of the Fortune 500 companies and in 27 of the Fortune 100 companies

Teams adoption within large companies reflects the value employees are getting from our products and indicates that the organization may be a high-value enterprise lead.

This is an opportunity that is unique to SurveyMonkey. We expect Teams to accelerate paying user growth, and drive higher monetization and retention.

Expanding our business in key international markets


Aussagekräftige Antworten? Bekommen Sie bei uns!

We have a strong presence outside the US. Our international revenue represents approximately 36% of total revenue. We believe this percentage can expand significantly over the next several years as we make targeted investments in certain key markets.

In 2019, we'll continue to build out our international go-to-market efforts primarily for Western Europe including:

- Investing in marketing efforts to build brand awareness;
- Launching a European datacenter in the first half of the year – to improve user experience, website speed, and provide locally hosted data; and
- Building out our enterprise sales team in Europe.


Obtenez les réponses dont vous avez besoin

We expect our international investments to accelerate paying user growth and drive higher monetization and retention. We expect to see the revenue acceleration from these investments in late 2019 and more materially in 2020.

6

What topics are you most curious about?
physics issues think things work
business Space world affairs animals
people climate change history earth Science
Political politics none world games life places
everything going health children culture math travel

Product Highlights

We focus our product development efforts to drive growth and innovation for our customers. We have four primary objectives, all with the goal of driving stickier and higher-value customers:

Driving organizational usage

We democratize access to data throughout the organization. We provide tools for small and large workgroups to improve their workflow and collaborate more effectively. Our robust analysis tools provide increased value to our customers by getting them to insights faster and then extending that value more broadly to the organization via sharing capabilities.

Analyze: In Q3, we released our new Results dashboard which helps customers tell and share dynamic, impactful stories through data visualizations. In Q4, we launched advanced text analysis including an advanced word cloud so our customers can visualize and get sharper insights faster from open-ended responses. We'll also be introducing sentiment analysis and the ability to analyze crosstabs in upcoming quarters.


Apply
salesforce

Delivering deeper value through solutions and integrations

We've built integrations with some of the leading software application providers so that our customers can see their People Powered Data surfaced alongside their operational data within their existing systems of record. We're deepening our existing integrations and exploring new opportunities to connect feedback insights to leading customer and employee systems of record.

SurveyMonkey + Salesforce: On the heels of Salesforce's investment in us at the time of our IPO and our Salesforce integration with SurveyMonkey CX in Q3, we launched our new integration with SurveyMonkey Apply. Customers can automatically move applicant data between Salesforce and Apply, saving time and effort, and better connecting decisions made in Apply to other operational goals. We're building out additional components to integrate SurveyMonkey Enterprise with the new Salesforce Lightning platform and will be expanding our integrations to connect with additional Salesforce Clouds in addition to the Service and Sales Clouds we currently support.



SurveyMonkey + Microsoft Power BI: We expanded our partnership with Microsoft and launched a SurveyMonkey integration with Power BI, Microsoft's powerful business analytics service that provides interactive data and other self-service tools. Customers can automatically sync their survey data, including NPS, employee engagement data, and customer satisfaction scores to Power BI and combine it with related customer and business data within reports, charts, and graphs, and viewed on interactive dashboards that can be shared from any device.

7

Daily Alert for Sales Team-Mid-Trial
15
228


Customer Satisfaction Survey
Customer Satisfaction Survey

Custom Reports for SurveyMonkey CX: We've extended our reporting capabilities of our CX offering to include custom reports which enable users to create more engaging dashboards in CX and discover new insights from customer feedback data. These reports also include intuitive options to share them with colleagues. Users are able to effectively communicate insights and make informed decisions that improve their customers' experience.

Delivering delightful respondent experiences

Delightful respondent experiences not only help our customers collect more and better quality data resulting in greater insights, they also act as a brand touchpoints. In addition, they increase virality and elevate the SurveyMonkey brand.

New Survey Themes: We introduced new visual themes and layouts focused on superior design to improve respondent interaction via a more compelling experience and allowing companies to reinforce their brand and image touchpoints while collecting feedback.

Disrupting market research

Much of market research today is conducted offline, at significant price points, and is not timely. We aim to disrupt market research by reducing the time and cost of conducting agile market research.

SurveyMonkey Audience: Provides organizations with the ability to obtain real-time feedback from constituents with whom they don't have a direct relationship. Results are received in a matter of minutes and at a fraction of traditional market research prices. Our fastest growing sectors include:

- Financial Services – tracking consumer opinions on existing and potential new investment positions and being able to identify shifting consumer attitudes and usage over time in fast-moving categories (e.g. autonomous mobility, content streaming, etc.).
- Consumer Goods – implementing more frequent and iterative approaches to testing advertising, product concepts, and branding.

SurveyMonkey Rewards: Our mobile panel app which is an extension of SurveyMonkey Audience allows organizations the ability to obtain real-time feedback from a mobile-specific panel. We launched Rewards in Q2 and achieved over 200,000 downloads in Q4.


You have $1.25 in credits
amazon.com gift card
There's a new survey waiting for you
Take surveys on the go

CULTURE REPUBLICK™

Unilever, the world's largest ice cream producer, took an entrepreneurial spirit and approach when they developed their new brand—Culture Republick—a light ice cream with probiotics. They wanted a health-conscious ice cream that would appeal to a broad base of consumers. Their small development team took an agile approach to quickly test and validate their assumptions on flavor names and ingredient combinations with a broad survey panel using SurveyMonkey Audience. The result? The team was able to finalize tasty flavors like Turmeric Chai & Cinnamon knowing, before launch, that they would appeal to consumers in their target market.

8

Revenue ($M)



Core revenue
Non-self serve Audience
$57.0
$67.9
19% YoY
$218.8
$214.0
11% YoY
$254.3
19% YoY
Q4'17
Q4'18
FY'17
FY'18

YoY growth rate for FY'17 and FY'18 reflects Core revenue growth

Paying Users (K)



606
610
616
621
647
5% YoY
2% YoY
3% YoY
3% YoY
7% YoY
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18
76% Annual
77% Annual

Average Revenue Per User



$375
$390
$410
$418
$425
8% YoY
12% YoY
18% YoY
15% YoY
13% YoY
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

Financial Principles

Our financial principles are based on three pillars:

1. **Aspire to "Rule of 40"**
   - Revenue growth rate + unlevered free cash flow margin
   - Vigilantly pursue profitable revenue growth
2. **Allocate capital to highest ROI**
   - Investments in R&D and S&M to drive organic growth
   - Strategic M&A
   - Opportunistic share repurchases
3. **Maintain a strategic balance sheet**
   - Ensure a strong global cash position
   - Utilize borrowing capacity opportunistically

Q4 2018 Financial Results

Our Q4 2018 results continue to demonstrate our strong execution and focus on delivering healthy revenue growth in our steady march toward increased monetization.

Revenue

Q4 2018 revenue was $67.9 million, up 19% year-over-year. We ended the quarter with 646,727 paying users, up 7% year-over-year, and up 25,656 paying users over Q3 2018.

The increase in paying users was driven primarily by sales of SurveyMonkey Enterprise and adoption of our Teams plans driving annual mix on paying users up to 77% from 76% a year ago, and shifting more of our paying user base to higher lifetime-value customers.

In Q4 2018, paying user growth accelerated to 7% on a year-over year basis while ARPU growth decelerated to 13% year-over-year. We're seeing both paying user growth and ARPU growth returning to more normalized levels as we have lapped the impact of the pricing changes we made to our SurveyMonkey self-serve plans in the second half of 2017. Those pricing changes created a short-term headwind to paying user growth but provided a stronger tailwind to ARPU growth. Over the course of 2019, we expect paying user growth to outpace ARPU growth driven by accelerating adoption of our Teams plans and SurveyMonkey Enterprise.

9

Costs and operating expenses Stock-based compensation charge upon IPO: GAAP cost of revenue and operating expenses in FY 2018 includes the recognition of $89.9 million in stock-based compensation expense and $1.2 million in employer related payroll taxes both in connection with  the vesting of RSUs upon the effectiveness of our IPO (Q3 2018). Expected trending of costs in the discussion below excludes the impact from these charges. Gross margin Decreased in Q4 2018 vs. Q4 2017 primarily due to costs associated with our migration to the cloud. We expect to see gross margin improve in the long-term due to lower amortization of capitalized software, lower depreciation from capital expenditures for servers and equipment in our co-location datacenters as we migrate to the cloud, and improvements and efficiencies in payment processing. Operating expenses Research and development: We continue to invest in our talent specifically in engineering and data science to drive continued platform innovation and to further develop our suite of products. We expect research and development expense to remain relatively consistent as a percentage of revenue in the long-term. Sales and marketing: We continue to invest in sales and marketing efforts to support both our self-serve and enterprise sales channels. In the near-term, we expect sales and marketing expense to increase as a percentage of revenue as we build out and scale our enterprise selling efforts, invest to increase our brand awareness internationally, and expand our new marketing channels. Over time, we expect to see operating leverage in sales and marketing as we shift more of our enterprise sales revenue to expansion and renewals from the initial upsell to an organization. We’re investing in building our sales team in a way that is distinct to SurveyMonkey - leveraging our strong brand awareness, massive footprint of self-serve users, and our proprietary Customer 360 technology. General and administrative: Increased largely due to investments made to operate as a public company including personnel, systems, and third party audit and consulting fees. We expect general and administrative expense to decrease as a percentage of revenue in the long-term. 10

Profitability GAAP operating margin in Q4 2018 included a $3.5 million restructuring charge related to a previously vacated facility and $0.9 million in financing fees associated with the refinancing of our 2017 Credit Facility. GAAP operating margin in Q4 2017 included a $1.6 million restructuring charge. Operating margin decreased in FY 2018, as planned, due to our investments in research and development, sales and marketing, and general and administrative. Cash Flow We continue to drive healthy cash flow in our business even as we invest to support our sales and marketing initiatives. We generated $11.4 million in operating cash flow and $11.9 million in unlevered free cash flow in Q4 2018 for 17%% and 18% margin, respectively. Cash and Debt During the quarter, we refinanced our 2017 Credit Facility, reduced the spread on the term loan by 75 basis points, extended the maturity date, and paid down over $100 million of our existing debt with proceeds from the IPO. We ended the quarter with $153.8 million in cash and cash equivalents and total debt of $217.4 million for $63.6 million in net debt. Operating Margin 25% 16% 17% 18% 21% 17% 18% 18% Percentages reflect margin 11

Financial Outlook

Q1 2019	
Revenue	$67.5-$68.5 million 15%-17% YoY
Non-GAAP operating margin	0%-1%

FY 2019	
Revenue	$290-$295 million 14%-16% YoY
Non-GAAP operating margin	2%-3.5%
Unlevered free cash flow	$55-$58 million 19%-20%

We are adopting the new lease accounting guidance under ASC 842[1], effective January 1, 2019. Under this guidance, lease payments associated with our San Mateo headquarters will be treated as operating expense in the income statement beginning in 2019. Prior to 2019, these lease payments were primarily treated as interest expense. We anticipate a headwind to non-GAAP operating income of approximately $6 million on a full-year basis, or approximately $1.5 million each quarter, as these lease payments move from interest expense to operating expense. There is no impact to free cash flow from this change.

For comparison purposes, under the new accounting guidance, Q1 2018 non-GAAP operating margin would have been 0%, and full-year 2018 non-GAAP operating margin would have been 3.6%.

Financial Outlook

Our growth investments are yielding strong results. In 2019, we will continue to invest in efforts that drive enterprise sales, fuel growth in our core self-serve channel, and expand our international business. We also expect to generate significant cash flow over the course of the year while investing to position the company for an even stronger 2020.

Our accelerated growth in the first half of 2018 was driven in part by the pricing changes we made to our SurveyMonkey self-serve plans in 2017, setting up a more difficult comparison from a year-over-year growth perspective in 2019. We expect our growth investments in enterprise sales and self-serve Teams to drive accelerating revenue growth in the second half of 2019. Our investments in international market expansion are expected to contribute to revenue growth towards the end of 2019.

Closing

We will host a conference call today to discuss our fourth quarter business and financial results. This call is scheduled to begin at 2:00 p.m. PT / 5:00 p.m. ET and can be accessed by dialing (866) 417-2046 from the United States or (409) 217-8231 internationally. To listen to a live audio webcast, please visit SurveyMonkey's Investor Relations website at investor.surveymonkey.com. A replay of the audio webcast will be available on the same website following the call a telephonic replay will be available through February 20, 2019 by dialing (855) 859-2056 from the United States or (404) 537-3406 internationally and entering passcode 3397918#.

Sincerely,



Zander Lurie
CEO



Tim Maly
CFO & COO



Tom Hale
President

Contacts:
Investor Relations:
Karim Damji
investors@surveymonkey.com

Media:
Irina Efremova
irinae@surveymonkey.com
or
Brunswick Group
Darren McDermott
surveymonkey@brunswickgroup.com

12

SVMK INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands) December 31, 2018 December 31, 2017 Assets Current assets: Cash and cash equivalents $ 153,807 $ 35,345 Accounts receivable, net of allowance 7,336 5,429 Deferred commissions, current 1,981 1,225 Prepaid expenses and other current assets 7,081 5,056 Total current assets 170,205 47,055 Property and equipment, net 117,718 131,331 Capitalized internal-use software, net 33,280 41,493 Acquisition intangible assets, net 9,324 13,594 Goodwill, net 336,861 336,861 Deferred commissions, non-current 3,317 2,006 Other assets 8,643 5,749 Total assets $ 679,348 $ 578,089 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 2,804 $ 3,380 Accrued expenses and other current liabilities 9,692 10,173 Accrued compensation 20,070 14,910 Deferred revenue 101,236 84,818 Debt, current 1,900 2,032 Total current liabilities 135,702 115,313 Deferred tax liabilities 4,246 4,168 Debt, non-current 215,515 316,289 Financing obligation on leased facility 92,009 93,385 Other non-current liabilities 12,493 8,891 Total liabilities 459,965 538,046 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 1 1 Additional paid-in capital 551,937 217,594 Accumulated other comprehensive income (loss) (287) 19 Accumulated deficit (332,268) (177,571) Total stockholders’ equity 219,383 40,043 Total liabilities and stockholders’ equity $ 679,348 $ 578,089

SVMK INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Revenue	$ 67,932	$ 57,012	$ 254,324	$ 218,773
Cost of revenue[(1)(2)]	19,015	15,596	77,982	62,679
Gross profit	48,917	41,416	176,342	156,094
Operating expenses:				
Research and development[(1)]	20,191	13,770	106,188	53,660
Sales and marketing [(1)(2)]	24,174	17,720	95,783	73,511
General and administrative[(1)]	20,530	12,642	97,339	47,940
Restructuring	3,492	1,638	3,525	1,785
Total operating expenses	68,387	45,770	302,835	176,896
Loss from operations	(19,470)	(4,354)	(126,493)	(20,802)
Interest expense	5,620	6,835	27,801	26,865
Other non-operating income (expense), net	(430)	(340)	(298)	7,610
Loss before income taxes	(25,520)	(11,529)	(154,592)	(40,057)
Provision for (benefit from) income taxes	(322)	(19,598)	148	(16,047)
Net income (loss)	$ (25,198)	$ 8,069	$ (154,740)	$ (24,010)
Net income (loss) per share, basic and diluted	$ (0.20)	$ 0.08	$ (1.43)	$ (0.24)
Weighted-average shares used in computing basic net income (loss) per share	125,454	100,804	107,900	100,244
Weighted-average shares used in computing diluted net income (loss) per share	125,454	102,202	107,900	100,244

(1) Includes stock-based compensation, net of amounts capitalized as follows:

(in thousands)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Cost of revenue	$ 1,155	$ 633	$ 8,931	$ 2,503
Research and development	4,836	2,853	48,739	9,918
Sales and marketing	2,635	1,447	19,046	8,069
General and administrative	7,040	3,690	55,054	14,496
Stock-based compensation, net of amounts capitalized	$ 15,666	$ 8,623	$ 131,770	$ 34,986

(2) Includes amortization of acquisition intangible assets as follows:

(in thousands)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Cost of revenue	$ 488	$ 488	$ 1,952	$ 2,040
Sales and marketing	545	604	2,318	2,421
Amortization of acquisition intangible assets	$ 1,033	$ 1,092	$ 4,270	$ 4,461

14

SVMK INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) Year Ended December 31, (in thousands) 2018 2017 Cash flows from operating activities Net loss $ (154,740) $ (24,010) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 47,166 42,391 Stock-based compensation expense, net of amounts capitalized 131,770 34,986 Amortization of debt discount and issuance costs 902 876 Deferred income taxes (508) (16,848) Loss on debt extinguishment 941 194 Gain on sale of a private company investment (999) (6,750) Impairment of property and equipment 2,821 — Other 1,798 (829) Changes in assets and liabilities: Accounts receivable (1,958) 675 Prepaid expenses and other assets (5,565) 867 Accounts payable and accrued liabilities 3,564 (2,061) Accrued interest on financing lease obligation, net of payments (1,376) 4,580 Accrued compensation 5,203 2,327 Deferred revenue 16,353 8,628 Net cash provided by operating activities 45,372 45,026 Cash flows from investing activities Purchases of property and equipment (9,981) (32,488) Capitalized internal-use software (12,052) (15,319) Proceeds from sale of a private company investment and other 999 15,453 Net cash used in investing activities (21,034) (32,354) Cash flows from financing activities Proceeds from initial public offering, net of underwriters' discounts and concurrent private placement 232,509 — Payments of deferred offering costs (7,173) — Proceeds from stock option exercises 494 153 Employee payroll taxes paid for net share settlement of restricted stock units (25,807) (6,934) Payments to repurchase common stock (16) (144) Proceeds from term and revolving debt issuance — 298,500 Repayment of debt (104,050) (298,883) Payment of debt issuance costs and other (482) (1,666) Proceeds from tenant improvement allowances under lease financing obligation — 8,360 Net cash provided by (used in) financing activities 95,475 (614) Effect of exchange rate changes on cash (787) — Net increase in cash, cash equivalents and restricted cash 119,026 12,058 Cash, cash equivalents and restricted cash at beginning of period 35,345 23,287 Cash, cash equivalents and restricted cash at end of period $ 154,371 $ 35,345 Supplemental cash flow data: Interest paid for term debt $ 20,466 $ 19,864 Interest paid for financing obligation on leased facility $ 8,152 $ 2,038 Income taxes paid $ 535 $ 547 Non-cash investing and financing transactions: Stock compensation included in capitalized software costs $ 2,609 $ 3,119 Accrued unpaid capital expenditures $ 322 $ 1,214 Reconciliation of cash, cash equivalents and restricted cash: Cash and cash equivalents $ 153,807 $ 35,345 Restricted cash (included in other assets) 564 — Total cash, cash equivalents and restricted cash at end of period $ 154,371 $ 35,345

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

(in thousands, except percentages and per share amounts)	Three Months Ended December 31, 2018								
	GAAP	GAAP % of Revenue[3]	Stock-based compensation, net	Amortization of intangible assets	Restructuring	Loss on debt extinguishment	Financing costs	Non-GAAP	Non-GAAP % of Revenue[3]
Revenue	$ 67,932	100%	$ —	$ —	$ —	$ —	$ —	$ 67,932	100%
Cost of revenue	19,015	28%	(1,155)	(488)	—	—	—	17,372	26%
Gross profit	48,917	72%	1,155	488	—	—	—	50,560	74%
Operating expenses:									
Research and development	20,191	30%	(4,836)	—	—	—	—	15,355	23%
Sales and marketing	24,174	36%	(2,635)	(545)	—	—	—	20,994	31%
General and administrative	20,530	30%	(7,040)	—	—	—	(879)	12,611	19%
Restructuring	3,492	5%	—	—	(3,492)	—	—	—	—%
Total operating expenses	68,387	101%	(14,511)	(545)	(3,492)	—	(879)	48,960	72%
(Loss) Income from operations	(19,470)	(29)%	15,666	1,033	3,492	—	879	1,600	2%
Interest expense	5,620	8%	—	—	—	—	—	5,620	8%
Other non-operating income (expense), net	(430)	(1)%	—	—	—	941	—	511	1%
Loss before income taxes	(25,520)	(38)%	15,666	1,033	3,492	941	879	(3,509)	(5)%
(Benefit from) provision for income taxes[2]	(322)	—%	—	339	—	—	—	17	—%
Net loss	$ (25,198)	(37)%	$ 15,666	$ 694	$ 3,492	$ 941	$ 879	$ (3,526)	(5)%
Net loss per share, basic and diluted	$ (0.20)							$ (0.03)	
Weighted-average shares used in computing basic and diluted net loss per share	125,454							125,454	

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring, loss on debt extinguishment, and financing costs. Non-GAAP adjustments to our (benefit from) provision for income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.

(3) Percentages may not sum due to rounding.

16

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

(in thousands, except percentages and per share amounts)	Three Months Ended December 31, 2017						
	GAAP	GAAP % of Revenue[3]	Stock-based compensation, net	Amortization of intangible assets	Restructuring	Non-GAAP	Non-GAAP % of Revenue[3]
Revenue	$ 57,012	100%	$ —	$ —	$ —	$ 57,012	100%
Cost of revenue	15,596	27%	(633)	(488)	—	14,475	25%
Gross profit	41,416	73%	633	488	—	42,537	75%
Operating expenses:							
Research and development	13,770	24%	(2,853)	—	—	10,917	19%
Sales and marketing	17,720	31%	(1,447)	(604)	—	15,669	27%
General and administrative	12,642	22%	(3,690)	—	—	8,952	16%
Restructuring	1,638	3%	—	—	(1,638)	—	—%
Total operating expenses	45,770	80%	(7,990)	(604)	(1,638)	35,538	62%
(Loss) Income from operations	(4,354)	(8)%	8,623	1,092	1,638	6,999	12%
Interest expense	6,835	12%	—	—	—	6,835	12%
Other non-operating income (expense), net	(340)	(1)%	—	—	—	(340)	(1)%
Loss before income taxes	(11,529)	(20)%	8,623	1,092	1,638	(176)	—%
Benefit from income taxes[2]	(19,598)	(34)%	—	(1,143)	—	(20,741)	(36)%
Net income	$ 8,069	14%	$ 8,623	$ 2,235	$ 1,638	$ 20,565	36%
Net income per share, basic and diluted	$ 0.08					$ 0.20	
Weighted-average shares used in computing basic net income per share	100,804					100,804	
Weighted-average shares used in computing diluted net income per share	102,202					102,202	

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, and restructuring. Non-GAAP adjustments to our benefit from income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.

(3) Percentages may not sum due to rounding.

17

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

	Year Ended December 31, 2018										
(In thousands, except percentages and per share amounts)	GAAP	GAAP % of Revenue[3]	Stock-based compensation, net	Amortization of intangible assets	Restructuring	Gain on sale of a private company investment	Employer payroll taxes on Performance RSUs	Loss on debt extinguishment	Financing costs	Non-GAAP	Non-GAAP % of Revenue[3]
Revenue	$ 254,324	100%	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$ 254,324	100%
Cost of revenue	77,982	31%	(8,931)	(1,952)	—	—	(103)	—	—	66,996	26%
Gross profit	176,342	69%	8,931	1,952	—	—	103	—	—	187,328	74%
Operating expenses:											
Research and development	106,188	42%	(48,739)	—	—	—	(456)	—	—	56,993	22%
Sales and marketing	95,783	38%	(19,046)	(2,318)	—	—	(228)	—	—	74,191	29%
General and administrative	97,339	38%	(55,054)	—	—	—	(396)	—	(879)	41,010	16%
Restructuring	3,525	1%	—	—	(3,525)	—	—	—	—	—	—%
Total operating expenses	302,835	119%	(122,839)	(2,318)	(3,525)	—	(1,080)	—	(879)	172,194	68%
(Loss) Income from operations	(126,493)	(50)%	131,770	4,270	3,525	—	1,183	—	879	15,134	6%
Interest expense	27,801	11%	—	—	—	—	—	—	—	27,801	11%
Other non-operating income (expense), net	(298)	—%	—	—	—	(999)	—	941	—	(356)	—%
Loss before income taxes	(154,592)	(61)%	131,770	4,270	3,525	(999)	1,183	941	879	(13,023)	(5)%
Provision for income taxes[2]	148	—%	—	(78)	—	—	—	—	—	70	—%
Net loss	$ (154,740)	(61)%	$ 131,770	$ 4,348	$ 3,525	$ (999)	$ 1,183	$ 941	$ 879	$ (13,093)	(5)%
Net loss per share, basic and diluted	$ (1.43)									$ (0.12)	
Weighted-average shares used in computing basic and diluted net loss per share	107,900									107,900	

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring, gain on sale of a private company investment, employer payroll taxes on Performance RSUs, loss on debt extinguishment, and financing costs. Non-GAAP adjustments to our provision for income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.

(3) Percentages may not sum due to rounding.

18

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

(in thousands, except percentages and per share amounts)	Year Ended December 31, 2017										
	GAAP	GAAP % of Revenue[3]	Stock-based compensation, net	Amortization of intangible assets	Restructuring	Gain on sale of a private company investment	Loss on debt extinguishment	Acquisition-related costs	Financing costs	Non-GAAP	Non-GAAP % of Revenue[3]
Revenue	$218,773	100%	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$218,773	100%
Cost of revenue	62,679	29%	(2,503)	(2,040)	—	—	—	—	—	58,136	27%
Gross profit	156,094	71%	2,503	2,040	—	—	—	—	—	160,637	73%
Operating expenses:											
Research and development	53,660	25%	(9,918)	—	—	—	—	—	—	43,742	20%
Sales and marketing	73,511	34%	(8,069)	(2,421)	—	—	—	—	—	63,021	29%
General and administrative	47,940	22%	(14,496)	—	—	—	—	(347)	(3,175)	29,922	14%
Restructuring	1,785	1%	—	—	(1,785)	—	—	—	—	—	—%
Total operating expenses	176,896	81%	(32,483)	(2,421)	(1,785)	—	—	(347)	(3,175)	136,685	62%
(Loss) Income from operations	(20,802)	(10)%	34,986	4,461	1,785	—	—	347	3,175	23,952	11%
Interest expense	26,865	12%	—	—	—	—	—	—	—	26,865	12%
Other non-operating income (expense), net	7,610	3%	—	—	—	(6,750)	194	—	—	1,054	—%
Loss before income taxes	(40,057)	(18)%	34,986	4,461	1,785	(6,750)	194	347	3,175	(1,859)	(1)%
Benefit from income taxes[2]	(16,047)	(7)%	—	(4,569)	—	—	—	—	—	(20,616)	(9)%
Net (loss) income	$ (24,010)	(11)%	$ 34,986	$ 9,030	$ 1,785	$ (6,750)	$ 194	$ 347	$ 3,175	$ 18,757	9%
Net (loss) income per share, basic	$ (0.24)									$ 0.19	
Net (loss) income per share, diluted	$ (0.24)									$ 0.18	
Weighted-average shares used in computing basic net (loss) income per share	100,244									100,244	
Weighted-average shares used in computing diluted net (loss) income per share	100,244									102,021	

(1) Please see Appendix A for explanation of non-GAAP measures used.
(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring, gain on sale of a private company investment, loss on debt extinguishment, acquisition-related costs and financing costs. Non-GAAP adjustments to our benefit from income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.
(3) Percentages may not sum due to rounding.

19

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

Calculation of Core Revenue

(in thousands)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Revenue	$ 67,932	$ 57,012	$ 254,324	$ 218,773
Non-self-serve SurveyMonkey Audience revenue	—	—	—	(4,789)
Core revenue	$ 67,932	$ 57,012	$ 254,324	$ 213,984

Calculation of Unlevered Free Cash Flow

(in thousands)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Net cash provided by operating activities	$ 11,390	$ 14,101	$ 45,372	$ 45,026
Purchases of property and equipment, net[2]	(1,170)	(6,251)	(9,981)	(24,128)
Capitalized internal-use software	(3,195)	(3,548)	(12,052)	(15,319)
Interest paid for term debt	4,021	4,913	20,466	19,864
Deferred acquisition related payment	—	—	—	7,700
Third-party fees related to credit facility refinancing	879	—	879	4,314
Employer payroll taxes on Performance RSUs	—	—	1,183	—
Unlevered free cash flow	$ 11,925	$ 9,215	$ 45,867	$ 37,457

Calculation of Adjusted EBITDA

(in thousands)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Net income (loss)	$ (25,198)	$ 8,069	$ (154,740)	$ (24,010)
Provision for (benefit from) income taxes	(322)	(19,598)	148	(16,047)
Other non-operating expenses (income), net	430	340	298	(7,610)
Interest expense[3]	5,620	6,835	27,801	26,865
Depreciation & amortization	12,046	11,655	47,166	42,391
Stock-based compensation, net	15,666	8,623	131,770	34,986
Restructuring costs	3,492	1,638	3,525	1,785
Acquisition-related costs	—	—	—	347
Financing costs	879	—	879	3,175
Employer payroll taxes on Performance RSUs	—	—	1,183	—
Adjusted EBITDA	$ 12,613	$ 17,562	$ 58,030	$ 61,882

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Includes reimbursement of tenant improvement allowances under our lease financing obligation of $79,000 for the three months December 31, 2017 and $8.4 million for the twelve months December 31, 2017.

(3) Includes interest expense on our credit facilities and financing lease obligations related to our corporate headquarters.

20

SVMK INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) (1)

(in thousands, except percentages and per share amounts)	Three Months Ended March 31, 2018 GAAP	GAAP % of Revenue(3)	Stock-based compensation, net	Amortization of intangible assets	Restructuring	Gain on sale of a private company investment	Non-GAAP	Non-GAAP % of Revenue(3)
Revenue	$ 58,491	100%	$ —	$ —	$ —	$ —	$ 58,491	100%
Cost of revenue	18,063	31%	(658)	(488)	—	—	16,917	29%
Gross profit	40,428	69%	658	488	—	—	41,574	71%
Operating expenses:								
Research and development	17,940	31%	(3,447)	—	—	—	14,493	25%
Sales and marketing	17,421	30%	(768)	(604)	—	—	16,049	27%
General and administrative	13,018	22%	(3,667)	—	—	—	9,351	16%
Restructuring	5	—%	—	—	(5)	—	—	—%
Total operating expenses	48,384	83%	(7,882)	(604)	(5)	—	39,893	68%
(Loss) Income from operations	(7,956)	(14)%	8,540	1,092	5	—	1,681	3%
Interest expense	7,094	12%	—	—	—	—	7,094	12%
Other non-operating income (expense), net	633	1%	—	—	—	(999)	(366)	(1)%
Loss before income taxes	(14,417)	(25)%	8,540	1,092	5	(999)	(5,779)	(10)%
Provision for (benefit from) income taxes(2)	300	1%	—	(139)	—	—	161	—%
Net loss	$ (14,717)	(25)%	$ 8,540	$ 1,231	$ 5	$ (999)	$ (5,940)	(10)%
Net loss per share, basic and diluted	$ (0.15)						$ (0.06)	
Weighted-average shares used in computing basic and diluted net loss per share	101,212						101,212	

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring, and gain on sale of a private company investment. Non-GAAP adjustments to our provision for (benefit from) income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.

(3) Percentages may not sum due to rounding.

21

SVMK INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) (1)

(In thousands, except percentages and per share amounts)	Three Months Ended June 30, 2018						
	GAAP	GAAP % of Revenue(3)	Stock-based compensation, net	Amortization of intangible assets	Restructuring	Non-GAAP	Non-GAAP % of Revenue(3)
Revenue	$ 62,696	100%	$ —	$ —	$ —	$ 62,696	100%
Cost of revenue	17,691	28%	(646)	(488)	—	16,557	26%
Gross profit	45,005	72%	646	488	—	46,139	74%
Operating expenses:							
Research and development	16,292	26%	(2,966)	—	—	13,326	21%
Sales and marketing	19,879	32%	(1,147)	(604)	—	18,128	29%
General and administrative	13,400	21%	(3,993)	—	—	9,407	15%
Restructuring	28	—%	—	—	(28)	—	—%
Total operating expenses	49,599	79%	(8,106)	(604)	(28)	40,861	65%
(Loss) Income from operations	(4,594)	(7)%	8,752	1,092	28	5,278	8%
Interest expense	7,591	12%	—	—	—	7,591	12%
Other non-operating income (expense), net	(282)	—%	—	—	—	(282)	—%
Loss before income taxes	(12,467)	(20)%	8,752	1,092	28	(2,595)	(4)%
(Benefit from) provision for income taxes(2)	(4)	—%	—	(139)	—	(143)	—%
Net loss	$ (12,463)	(20)%	$ 8,752	$ 1,231	$ 28	$ (2,452)	(4)%
Net loss per share, basic and diluted	$ (0.12)					$ (0.02)	
Weighted-average shares used in computing basic and diluted net loss per share	101,623					101,623	

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, and restructuring. Non-GAAP adjustments to our (benefit from) provision for income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.

(3) Percentages may not sum due to rounding.

22

SVMK INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) (1)

(in thousands, except percentages and per share amounts)	GAAP	GAAP % of Revenue(3)	Stock-based compensation, net	Amortization of intangible assets	Employer payroll taxes on Performance RSUs	Non-GAAP	Non-GAAP % of Revenue(3)
	Three Months Ended September 30, 2018						
Revenue	$ 65,205	100%	$ —	$ —	$ —	$ 65,205	100%
Cost of revenue	23,213	36%	(6,472)	(488)	(103)	16,150	25%
Gross profit	41,992	64%	6,472	488	103	49,055	75%
Operating expenses:							
Research and development	51,765	79%	(37,490)	—	(456)	13,819	21%
Sales and marketing	34,309	53%	(14,496)	(565)	(228)	19,020	29%
General and administrative	50,391	77%	(40,354)	—	(396)	9,641	15%
Total operating expenses	136,465	209%	(92,340)	(565)	(1,080)	42,480	65%
(Loss) Income from operations	(94,473)	(145)%	98,812	1,053	1,183	6,575	10%
Interest expense	7,496	11%	—	—	—	7,496	11%
Other non-operating income (expense), net	(219)	—%	—	—	—	(219)	—%
Loss before income taxes	(102,188)	(157)%	98,812	1,053	1,183	(1,140)	(2)%
Provision for income taxes(2)	174	—%	—	(139)	—	35	—%
Net loss	$(102,362)	(157)%	$ 98,812	$ 1,192	$ 1,183	$ (1,175)	(2)%
Net loss per share, basic and diluted	$ (0.99)					$ (0.01)	
Weighted-average shares used in computing basic and diluted net loss per share	103,096					103,096	

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, and employer payroll taxes on Performance RSUs. Non-GAAP adjustments to our provision for income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.

(3) Percentages may not sum due to rounding.

23

APPENDIX A SVMK INC. EXPLANATION OF NON-GAAP MEASURES To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP (“GAAP”), we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating loss, non-GAAP net loss, non-GAAP net loss per share, adjusted EBITDA and unlevered free cash flow. Our definition for each non-GAAP measure used is provided below, however a limitation of non-GAAP financial measures are that they do not have uniform definitions. Accordingly, our definitions for non-GAAP measures used will likely differ from similarly titled non-GAAP measures used by other companies thereby limiting comparability. With regards to the Non-GAAP guidance provided above, a reconciliation to the corresponding GAAP amounts are not provided as the quantification of certain items excluded from each respective non-GAAP measure, which may be significant, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense, net, requires additional inputs such as number of shares granted and market price that are not currently ascertainable. Non-GAAP gross profit, non-GAAP gross margin: We define non-GAAP gross profit as GAAP gross profit less stock-based compensation, net, less amortization of intangible assets, and less employer payroll taxes on Performance RSUs. Non-GAAP gross margin is defined as non-GAAP gross profit divided by revenue. Non-GAAP operating loss: We define non-GAAP operating loss as GAAP operating loss less stock-based compensation, net, less amortization of intangible assets, less restructuring, less acquisition-related costs, less financing costs, and less employer payroll taxes on Performance RSUs. Non-GAAP net loss, non-GAAP net loss per share: We define non-GAAP net loss as GAAP net loss less stock-based compensation, net, less amortization of intangible assets, less restructuring, less gain on sale of a private company investment, less loss on debt extinguishment, less acquisition-related costs, less financing costs and less employer payroll taxes on Performance RSUs. Non-GAAP net loss per share is defined as non-GAAP net loss divided by the weighted- average shares outstanding. We use these non-GAAP measures to compare and evaluate our operating results across periods in order to manage our business, for purposes of determining executive and senior management incentive compensation, and for budgeting and developing our strategic operating plans. We believe that these non-GAAP measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by our management in evaluating our financial performance and for operational decision making, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We have excluded the effect of the following items from the aforementioned non-GAAP measures because they are non-cash and/or are non-recurring in nature and because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. We further believe this measure is useful to investors in that it allows for greater transparency to certain line items in our financial statements and facilitates comparisons to historical operating results and comparisons to peer operating results. A description of the non-GAAP adjustments for the above measures is as follows: • Stock-based compensation, net: We incur stock based-compensation expense on a GAAP basis resulting from equity awards granted to our employees. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods. • Amortization of intangible assets: We incur amortization expense on intangible assets on a GAAP basis resulting from prior acquisitions. Amortization of acquired intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of any acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of acquired intangible assets will recur in future periods.

• Restructuring: Restructuring expenses consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses. We expect that restructuring costs will generally diminish over time with respect to past acquisitions and/or strategic initiatives. However, we may incur these expenses in future periods in connection with any new acquisitions and/or strategic initiatives. • Gain on sale of a private company investment: Gain on sale of a private company investment because it was recognized on a GAAP basis resulting from the sale of certain corporate assets. We expect that such transactions will be infrequent in occurrence and are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations. • Loss on debt extinguishment: Loss on debt extinguishment was recognized on a GAAP basis resulting from the refinancing of our credit facilities. We expect that such transactions will be infrequent in occurrence and are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations. However, we may incur these expenses in future periods in connection with any new debt refinancing. • Acquisition-related costs: Acquisition-related costs recognized on a GAAP basis relate to retention payments made to certain employees of acquired companies. We expect that such acquisition-related costs will be inconsistent in amount and frequency and is significantly affected by the timing and size of any acquisitions are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations. However, we may incur these expenses in future periods in connection with any new acquisitions. • Financing costs: Certain financing costs were incurred on a GAAP basis resulting from the refinancing of our credit refinancing of our credit facilities. We expect that such transactions will be infrequent in occurrence and are therefore the incremental expenses incurred are excluded from our Non-GAAP results as they do not otherwise relate to our core business operations. However, we may incur these expenses in future periods in connection with any new debt refinancing. • Employer payroll taxes on Performance RSUs: We incurred incremental employer payroll taxes on Performance RSUs during the third quarter of 2018 as a result of our initial public offering. Employer payroll taxes on Performance RSUs are excluded from our Non-GAAP results as we currently do not expect to incur expenses of a similar nature in future periods because we will no longer grant Performance RSUs where a vesting condition is our initial public offering. For more information on the non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Data” section of this press release. The accompanying tables provide details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between those financial measures. Core revenue: We define core revenue as revenue from our survey platform, form-based application and purpose-built solutions, excluding the non-self-serve portion of SurveyMonkey Audience, which we generally ceased offering at the end of the second quarter of 2017. We consider core revenue to be an important measure because it excludes revenue from an offering that we generally no longer provide, and so provides a better understanding of our current business and provides comparability of our results of operations over time. Core revenue has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as revenue. Some of the limitations of core revenue are that it does not reflect all of our revenue in the periods presented and that our results of operations for the periods presented reflect expenses that we incurred to generate revenue that is excluded from core revenue. Adjusted EBITDA: We define adjusted EBITDA as net loss excluding provision for income taxes, other non-operating expenses (income), net, interest expense, depreciation and amortization, stock-based compensation, net, restructuring, acquisition-related costs, financing costs and employer payroll taxes on Performance RSUs. We consider adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business that could otherwise be masked by the effect of the income or expenses that are not indicative of the core operating performance of our business that are excluded from adjusted EBITDA. Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures. Some of the limitations of adjusted EBITDA are that it excludes recurring expenses for interest payments, does not reflect the dilution that results from stock-based compensation, and does not reflect the cost to replace depreciated property and equipment. It may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.

Unlevered free cash flow: Unlevered free cash flow is a liquidity measure used by management in evaluating the cash generated by our operations after purchases of property and equipment and capitalized internal-use software but prior to the impact of our capital structure, the timing of cash payments for certain acquisition and debt related transactions and employer payroll taxes on Performance RSUs. The usefulness of unlevered free cash flow as an analytical tool is limited because it excludes certain items which are settled in cash, does not represent residual cash flow available for discretionary expenses, does not reflect our future contractual commitments, and is calculated differently by other companies in our industry. Accordingly, it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Safe Harbor Statement “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking statements about our products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes. The risks and uncertainties referred to above include - but are not limited to - risks related to our ability to retain and upgrade customers; our revenue growth rate; our brand; our marketing strategies; our self-serve business model; the length of our sales cycles; the growth and development of our salesforce; security measures; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our products and services are accessible at all times; competition; our debt; revenue recognition; our ability to manage our growth; our culture and talent; our data centers; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our customers or curtail our monetization efforts; litigation and regulatory issues; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; our international operations; intellectual property; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; the price volatility of our common stock; and general economic conditions. Further information on these and other factors that could affect our financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Form 10-K that will be filed for the year ended December 31, 2018, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of our Investor Relations website page at investor.surveymonkey.com. All information provided in this release and in the attachments is as of February 13, 2019, and we undertake no obligation to update this information.